SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                   FORM 8-K/A


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): May 16, 2002







                         CNL retirement PROPERTIES, INC.
               (Exact Name of Registrant as Specified in Charter)



           Florida                       000-32607             59-3491443
(State or other jurisdiction     (Commission File Number)     (IRS Employer
      of incorporation)                                    Identification No.)


              450 South Orange Avenue                 32801
                  Orlando, Florida                 (Zip Code)
      (Address of principal executive offices)



       Registrant's telephone number, including area code: (407) 650-1000

         The Company's current report on Form 8-K, filed on May 31, 2002, is hereby amended and restated in order to provide further disclosure regarding the Company's acquisition of five Properties.

Item 2.       Acquisition or Disposition of Assets.

         Brighton Gardens of Camarillo located in Camarillo, California, Brighton Gardens of Towson located in Towson, Maryland, Marriott MapleRidge of Clayton located in Clayton, Ohio, Marriott MapleRidge of Dartmouth located in Dartmouth, Massachusetts and Marriott MapleRidge of Laguna Creek located in Elk Grove, California. On May 16, 2002, the Company, through a joint venture in which it owns an approximate 77% equity interest acquired a Brighton Gardens of Camarillo located in Camarillo, California (the "Camarillo Property") for $18,694,698 from Marriott Senior Living Services, Inc., a Brighton Gardens of Towson located in Towson, Maryland (the "Towson Property") for $14,452,319 from VSC, Inc., a Marriott MapleRidge of Dartmouth located in Dartmouth, Massachusetts (the "Dartmouth Property") for $9,488,304 from MSLS - MapleRidge, Inc. and a Marriott MapleRidge of Laguna Creek located in Elk Grove, California (the "Elk Grove Property") for $8,054,110 from MSLS - MapleRidge, Inc. In addition, on May 17, 2002, the joint venture acquired a Marriott MapleRidge of Clayton located in Clayton, Ohio, (the "Clayton Property") for $8,110,569 from MSLS - MapleRidge, Inc. The Camarillo, Towson, Dartmouth, Elk Grove and Clayton Properties are hereinafter referred to as the "Marriott Portfolio Properties." The purchase price for the Marriott Portfolio Properties was determined based on a capitalization of estimated rental income, was negotiated on an arms length basis and was supported by an independent appraisal. A description of the Company's methodology for determining cash flow estimates available to make rental payments to the joint venture can be found in the discussion of the historical financial statements below. The joint venture borrowed approximately $23.5 million of the aggregate purchase price of the Marriott Portfolio Properties with a commercial paper backed loan. The sellers of the Marriott Portfolio Properties are affiliates of Marriott International, Inc. Marriott Senior Living Services, Inc., a wholly owned subsidiary of Marriott International, Inc., owns the remaining equity interest in the joint venture and is also the Operator of the Marriott Portfolio Properties. The joint venture is a limited partnership. Additional contributions to the joint venture could be required if the Company and Marriott Senior Living Services, Inc. agree that they will contribute additional funds which are required for any purpose and that other sources are not available to cover such expenditures. Although the Company controls the joint venture, the Company cannot unilaterally require Marriott Senior Living Services, Inc. to contribute additional capital to the joint venture. In such a situation, either joint venture partner can give notice to the other of the purpose for which funds are required, the amount and the date by which the contribution must be made.

         The joint venture, as lessor, leased the Marriott Portfolio Properties, on a triple net basis, pursuant to five separate, long-term lease agreements with HRA Management Corporation. Because of these lease arrangements, the joint venture is not receiving its return by investing in the operations of the Marriott Portfolio Properties, but will instead receive payments of rent in its role as lessor of the Marriott Portfolio Properties. The principal features of the leases are as follows:

o        The initial term of each lease expires in May 2017.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o Minimum annual rent due to the joint venture for the first through fifth lease years is adjustable based upon the cost of debt and a minimum return to the joint venture. Minimum annual rent is expected to range from $5,489,589 to $6,312,789 per year during the first five years of the lease term. Minimum rent consists of a fixed return on the cash investment in each Property and a floating amount that varies according to the interest rate on related debt. The leases do not provide for any fixed annual rent escalations during the initial term.

o In addition to minimum rent, the leases require percentage rent equal to 10% of gross revenues in excess of the "Baseline Gross Revenues," payable commencing in the sixth lease year. The Baseline Gross Revenues will equal total revenues for the fifth lease year.

o The tenant of the five Marriott Portfolio Properties has established reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Marriott Portfolio Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made every four weeks as follows: 1% of gross receipts for the first lease year; 2% of gross receipts for the second through fifth lease years; 3% of gross receipts for the sixth through 17th lease years; and 3.5% of gross receipts every lease year thereafter.

o        Marriott International,  Inc. and Marriott Senior Living Services, Inc.
         have, with certain limitations, jointly and severally guaranteed the tenant's obligation to pay minimum rent to the joint venture under the leases. The guarantee terminates on the earlier of the end of the fifth lease year or at such time as the net operating income from the Marriott Portfolio Properties equals or exceeds minimum rent due under the leases by 25% for any trailing 12-month period. As of May 17, 2002, the amount available under the guarantee is $5,880,000. Net operating income from all of the Marriott Portfolio Properties is pooled in determining whether the Marriott Portfolio Properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%. In order to determine the amount of the guarantee that would be needed to fund minimum rent, the Company developed estimates of cash flow available to the tenant to pay minimum rent, as described below under the discussion relating to the historical financial statements. As a result of this analysis, the Company estimates that the guarantee will be used to fund approximately $1,189,000, $1,065,000, $924,000, $903,000 and $1,174,000, respectively, of the minimum base rent due during the first five years of the lease term. The balance of the guarantee will be paid into a reserve to be used, if necessary, in future periods. Thus, according to the Company's estimates, the guarantee will last for the full five year term and will be sufficient to allow the joint venture to receive the minimum rent during this period. For this reason, and based on its estimate of when occupancy stabilization would be reached, the Company agreed to accept a five year limited guarantee. However, the Company's estimates are based on assumptions and there can be no assurances as to what actual amounts will need to be paid under the guarantee.

o In addition, the leases for the Marriott Portfolio Properties contain cross-default terms, meaning that if the tenant of the Marriott Portfolio Properties defaults on its obligations under any of these leases, the joint venture will have the ability to pursue its remedies under the leases with respect to all of the Marriott Portfolio Properties, regardless of whether the tenant of any such Property is in default under its lease.

         The approximate federal income tax basis of the depreciable portion of the five Marriott Portfolio Properties is as follows:

                   Camarillo Property                 $17,300,000
                   Towson Property                     14,600,000
                   Clayton Property                     7,800,000
                   Dartmouth Property                   9,200,000
                   Elk Grove Property                   7,700,000

         Each joint venture partner shares in the costs and benefits of the joint venture in proportion to its percentage equity interest. As joint venture partners owning an approximate 77% and 23% equity interest, respectively, the Company and Marriott Senior Living Services, Inc. will each potentially receive its pro rata share of minimum annual rent payments and percentage rent payments paid by the tenant. In addition, pursuant to the terms of the operating agreements between the tenant and Marriott Senior Living Services, Inc., as compensation for providing services, Marriott Senior Living Services, Inc. potentially will receive the following fees from the pool of operating profits in the following order of priority: (i) a base management fee equal to 6% of gross revenues, to be paid prior to payment of minimum rent to the joint venture; (ii) incentive fees equal to $6,077,098 plus a ten percent return thereon; and (iii) incentive fees equal to 20% to 50% of the remaining operating profit. Remaining operating profit is calculated after payment of the foregoing amounts, and the payment of (a) an administration fee, equal to .83% of gross revenues (which is paid to the tenant after payment of the base management fee to Marriott Senior Living Services, Inc. and the payment of minimum rent to the joint venture) and (b) any percentage rent (which is paid to the joint venture after Marriott Senior Living Services, Inc. receives its incentive fees under
(ii) above). The remaining operating profit, if any, is shared between the tenant and Marriott Senior Living Services, Inc. For these interests, Marriott International, Inc. and Marriott Senior Living Services, Inc. have contributed the following amounts: (i) $8,500,000 to the joint venture for Marriott Senior Living Services, Inc.'s equity interest, plus $620,000 to a working capital reserve and (ii) $5,880,000 as a guarantee of the tenant's obligation to pay minimum rent to the joint venture under the leases, with any remaining balance to be contributed to a reserve fund. As joint venture partners, the Company and Marriott Senior Living Services, Inc. receive pro rata payments of rent based on their ownership interests. However, because of the fees for the services being provided under the operating agreements, Marriott International, Inc. and Marriott Senior Living Services, Inc. are expected to receive significantly higher revenues from the Marriott Portfolio Properties than is the Company.

         The Company, through the joint venture, will potentially receive its pro rata share of the following benefits from its ownership of the Marriott Portfolio Properties: (i) minimum rent ranging from $5,489,589 to $6,312,789 per year during the first five years of the leases and continuing throughout the term of the leases; (ii) percentage rent commencing no sooner than the end of the fifth lease year equal to 10% of the gross revenues of the Marriott Portfolio Properties; and (iii) any appreciation in the value of the Marriott Portfolio Properties upon sale. For its interest in the joint venture the Company contributed $28,056,970. The return on the Company's investment is expected to be generated primarily from the receipt of base rent. As general partner and 77% owner of the joint venture, the Company controls the joint venture and consolidates it within the Company's financial statements.

         The Camarillo Property, which opened in June 2000, includes 90 assisted living units, 24 units for residents with Alzheimer's and related memory disorders, and 28 skilled nursing units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders as well as medical monitoring. Amenities include a common activities room and dining room, a private dining area, a beauty/barber shop, a TV parlor and a family visitation room. The Property is located in a suburb of Los Angeles and is within ten miles of two hospitals and is adjacent to shopping areas. The number of seniors in the ten-mile area surrounding the Camarillo Property is expected to grow by 19.5% between 2001 and 2006. Other senior living facilities located in proximity to the Camarillo Property include Aegis Assisted Living, Almavia of Camarillo, Camarillo Convalescent Hospital, Hillcrest Inn, Villa Los Posas and Wilshire Retirement Center.

         The Towson Property, which opened in June 2000, includes 66 assisted living units and 23 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing, medication reminders, health and wellness assessments, emergency call response and scheduled transportation. Amenities include a common activities room and dining room, a private dining area, a beauty/barber shop, a family visitation room, a wellness center and a laundry room. The Property is located in a suburb of Baltimore and is within four miles of three hospitals and is adjacent to shopping and dining areas. The number of seniors in the ten-mile area surrounding the Towson Property is expected to grow by 12.4% between 2001 and 2006. Other senior living facilities located in proximity to the Towson Property include Arden Courts, Catered Living of Cockville, HeartHomes at Lutherville, Morningside House of Satyr Hill and Sunrise Assisted Living of Towson.

         The Clayton Property, which opened in March 2000, includes 42 assisted living units and 42 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a common activities room and dining room, a recreation center and a wellness center. The Property is located northwest of downtown Dayton and is within ten miles of four hospitals, a mall and other shopping areas. The number of seniors in the ten-mile area surrounding the Clayton Property is expected to grow by 14.9% between 2001 and 2006. Other senior living facilities located in proximity to the Clayton Property include Alterra Sterling House of Englewood, The Gables Assisted Living, Hearth & Home Assisted Living and Sunrise of Englewood.

         The Dartmouth Property, which opened in November 1999, includes 58 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a common activities room and dining room, a recreation center and a wellness center. The Property is located 30 miles east of Providence, Rhode Island and 60 miles south of Boston, Massachusetts, and is within two miles of two hospitals and is near the Dartmouth Mall and other shopping areas. The number of seniors in the ten-mile area surrounding the Dartmouth Property is expected to grow by 13.8% between 2001 and 2006. Other senior living facilities located in proximity to the Dartmouth Property include Alden Place, Heritage at Dartmouth and The Inn at Clifton.

         The Elk Grove Property, which opened in September 1999, includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a common activities room and dining room, a recreation center and a wellness center. The Property is located in a suburb of Sacramento and is within four miles of three hospitals and is adjacent to shopping and dining areas. The number of seniors in the ten-mile area surrounding the Elk Grove Property is expected to grow by 20.3% between 2001 and 2006. Other senior living facilities located in proximity to the Elk Grove Property include Aegis of Carmichael, The Grand Court Sacramento, Primerose Sacramento and Regency Place.

         The average occupancy rate, the cash from operations, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods the facilities have been operational are as follows:



                                                         Average          Cash From           Revenue         Revenue
                                                        Occupancy        Operations*        per Occupied   per Available
    Property           Location           Year            Rate          (in thousands)         Unit           Unit
-----------------    -------------    -------------    -------------    --------------    ------------    -------------

Camarillo Property   Camarillo, CA         ***2000         48.90%          ($ 304)            $121.53         $  49.97
                                              2001         82.20%           1,030              128.55           105.71
                                          ****2002         76.00%           1,004              138.44           105.23

Towson Property      Towson, MD            ***2000         44.60%          ($ 310)            $141.83         $  63.20
                                              2001         70.70%             460              131.67            93.15
                                          ****2002         76.80%             882              135.83           104.26

Clayton Property     Clayton, OH           ***2000         31.50%          ($ 558)            $107.00         $  33.68
                                              2001         61.10%          (  159)              98.06            59.96
                                          ****2002         63.00%          (  137)             107.38            67.61

Dartmouth Property   Dartmouth, MA          **1999         11.20%          ($ 149)            $180.68         $  20.28
                                           ***2000         50.70%          (  113)             110.36            55.90
                                              2001         82.30%             688              115.55            95.13
                                          ****2002         86.20%             701              123.64           106.58

Elk Grove Property   Elk Grove, CA          **1999         12.10%          ($ 295)            $136.22         $  16.46
                                           ***2000         47.40%          (  351)              97.30            46.16
                                              2001         72.40%             211               99.72            72.24
                                          ****2002         80.30%             196              103.08            82.79

* Based on information provided by Marriott International, Inc., from its departmental operating statements which presented a modified EBITDA (rather than net income or loss) based on its own internal expense allocation system for certain items.

** Data for the Dartmouth Property represents the period November 15, 1999 through December 31, 1999 and data for the Elk Grove Property represents the period September 22, 1999 through December 31, 1999.

*** Data for the Camarillo Property represents the period June 12, 2000 through December 29, 2000, data for the Towson Property represents the period June 1, 2000 through December 29, 2000 and data for the Clayton Property represents the period March 7, 2000 through December 29, 2000.

****     Data for 2002 represents the period December 29, 2001 through April 19,
         2002.

         Historical financial statements for the Marriott Portfolio Properties have not been presented because the Company does not believe that they are meaningful or relevant. As indicated above, the Marriott Portfolio Properties were recently opened and are still in the process of achieving stable occupancy rates. The Company estimated that the Marriott Portfolio Properties would not be able to generate minimum rent until the Marriott Portfolio Properties stabilized at approximately 91% occupancy. The Company also does not believe that the historical financial statements are relevant to predicting future operating results because of the internal expenses incurred by the seller and the difference in the future operating structure from that which was in place when the seller owned the Marriott Portfolio Properties. Consequently their historical operating results are not considered by the Company to be indicative of the tenant's ability to generate the funds necessary to meet its obligations under the leases with the Company in the future. The Company's decision to make an investment in the Marriott Portfolio Properties was not based on their historical operating performance. The Company's investment decision was based on estimates of future cash flows available for rental payments from the tenant that the Company developed, based on rent rolls and an analysis of the surrounding real estate market, including certain demographic information and industry standards to predict operating costs. The Company's estimates assumed achievement of certain occupancy levels based on this information and was prepared using cost factors that are consistent with the terms of the operating agreements that will be in place under the Marriott Portfolio Properties' new ownership structure. The Company believes that the methodology and underlying assumptions used were reasonable and appropriate.

         In connection with the purchase of the Marriott Portfolio Properties, the joint venture borrowed $23,520,000 in the form of a five-year commercial paper backed loan secured by the Marriott Portfolio Properties with an interest rate of 186 basis points over commercial paper rate as determined by market demand, which approximates 30-day LIBOR per annum. The loan is funded from proceeds received from the sale of 30-day commercial paper. The commercial paper is re-marketed every 30 days upon maturity. The joint venture has a liquidity facility in place in the event that the marketing effort is unsuccessful. The liquidity agent has provided a liquidity facility for up to 102 percent of the outstanding loan balance. In the event the liquidity provider defaults, a participating liquidity agent will provide up to $20 million and the Company has agreed to provide liquidity for any amount in excess of $20 million, not to exceed $3,520,000. In conjunction with this transaction, the joint venture engaged Century Capital Markets LLC to act as its structuring agent (the "Structuring Agent"). The Structuring Agent will receive an origination fee equal to 2% of the amount of the loan with $100,000 payable upon engagement. CNL Capital Corp., an Affiliate of the Advisor, is a non-voting Class C member of Century Capital Markets LLC.

         HRA Management Corporation, the tenant of the Marriott Portfolio Properties, is a thinly capitalized, newly formed corporation. The principals of such corporation are Timothy S. Smick and Daniel Simmons. Mr. Smick served as a director of the Company until February 13, 2002 and Mr. Simmons was an officer of the Company until early 2000.

                         CNL RETIREMENT PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                   OF PROPERTIES ACQUIRED FROM MARCH 23, 2002
                              THROUGH MAY 17, 2002
                For the Year Ended December 31, 2001 (Unaudited)

         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each Property acquired by the Company between March 23, 2002 and May 17, 2002. The statement presents unaudited estimated taxable operating results for each Property as if the Property (i) had been acquired the earlier of (a) the actual date acquired by the Company or (b) January 1, 2001, and (ii) and been operational during the period January 1, 2001 through December 31, 2001. The schedule should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                               Brighton Gardens          Brighton Gardens               MapleRidge                 MapleRidge
                                 by Marriott                by Marriott                by Marriott                by Marriott
                                Camarillo (8)               Towson (8)                 Clayton (8)               Dartmouth (8)
                             ---------------------    ------------------------    -----------------------    ---------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)               $1,306,131                  $1,015,122                    $579,616                   $674,467

FF&E Reserve Income (2)             48,803                      24,090                      14,070                     36,707

Asset Management Fees (3)          (86,089  )                  (66,553 )                   (37,349  )                 (43,694 )

Interest Expense (4)              (343,437  )                 (291,488 )                  (148,998  )                (174,308 )

General and Administrative
    Expenses (5)                  (104,490  )                  (81,210 )                   (46,369  )                 (53,957 )
                              -------------            ----------------             ---------------           ----------------

Estimated Cash Available from
    Operations                     820,918                     599,961                     360,970                    439,215

Depreciation and Amortization
    Expense (6) (7)               (577,055  )                 (473,048 )                  (255,536  )                (294,943 )
                              -------------            ----------------             ---------------           ----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction               $ 243,863                   $ 126,913                    $105,434                   $144,272
                              =============            ================             ===============           ================



                                  See Footnotes

                                                  MapleRidge
                                                  by Marriott
                                                  Elk Grove (8)                        Total
                                           -----------------------------    ---------------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                                      $575,983                     $ 4,151,319

FF&E Reserve Income (2)                                  16,974                         140,644

Asset Management Fees (3)                               (37,089 )                      (270,774 )

Interest Expense (4)                                   (147,961 )                    (1,106,192 )

General and Administrative
    Expenses (5)                                        (46,079 )                      (332,105 )
                                              ------------------               -----------------

Estimated Cash Available from
    Operations                                          361,828                       2,582,892

Depreciation and Amortization
    Expense (6) (7)                                    (254,739 )                    (1,855,321 )
                                              ------------------               -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                     $107,089                       $ 727,571
                                              ==================               =================



                                  See Footnotes

FOOTNOTES:

(1) Rental income does not include percentage rents which will become due if specified levels of gross receipts are achieved.

(2) Reserve funds will be used for the replacement and renewal of furniture, fixtures and equipment related to the Marriott Portfolio Properties ("FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with the funds from the FF&E Reserve will be paid, granted and assigned to the Company. In connection therewith, FF&E Reserve income will be earned at 1% of gross receipts for the first lease year and has been estimated based on historical gross revenues.

(3) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Retirement Corp. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement.

(4) The Company is expected to obtain Permanent Financing of $23,520,000 related to the purchase of the Marriott Portfolio Properties with an interest rate based on the commercial paper rate plus 200 basis points.

(5) Estimated at 8% of gross rental income, based on the previous experience of an Affiliate of the Advisor with another public REIT.

(6) The federal tax basis of the depreciable portion of each Property and the number of years the assets have been depreciated on the straight-line method are as follows:

                                                            Furniture and
                                    Buildings                  Fixtures
                                  (27.5 years)               (5-15 years)
                                  --------------          -------------------

         Camarillo Property        $16,771,260                   $538,843
         Towson Property            14,278,625                    353,325
         Clayton Property            7,604,284                    207,875
         Dartmouth Property          8,966,866                    204,250
         Elk Grove Property          7,531,033                    216,522

(7)      Loan  costs   totalling   $538,324  have  been   amortized   under  the
         straight-line method over the term of the loan.

(8) These Properties are owned by a consolidated joint venture in which the Company owns a 76.75% interest. For purposes of this table, the balances presented represent the 76.75% interest owned by the Company. Aggregate rental income totaling $4,151,319 from these Properties, representing the Company's interest, is included in the pro forma rental income adjustment from operating leases of $13,142,000 shown on the unaudited pro forma consolidated statement of earnings for the year ended December 31, 2001.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                  (a)  Financial   information   related  to   guarantor  of
                       retirement Properties acquired.

                       See Index to Other Financial Information on page 22.

                  (b)  Pro forma financial information.

                       See Index to Pro Forma  Financial Statements on page 12.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

                                       CNL RETIREMENT PROPERTIES, INC.


Dated:  September 23, 2002         By:  /s/ Thomas J. Hutchison III
                                       ---------------------------------------
                                       Thomas J. Hutchison III, President

                          INDEX TO FINANCIAL STATEMENTS

                         CNL RETIREMENT PROPERTIES, INC.

                                                                                                         Page
Pro Forma Consolidated Financial Information (unaudited):

     Pro Forma Consolidated Balance Sheet as of March 31, 2002                                             14

     Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2002                     15

     Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2001                     16

     Notes to Pro Forma Consolidated Financial Statements for the quarter ended March 31,
        2002 and the year ended December 31, 2001                                                          17


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Retirement Properties, Inc. and its subsidiaries (the "Company") gives effect to
(i) the receipt of $36,452,559 in gross offering proceeds from the sale of 3,645,256 additional shares for the period April 1, 2002 through May 17, 2002, assumed borrowings of $23,520,000 under mortgage notes payable, and the payment of related offering expenses, acquisition fees and miscellaneous acquisition expenses and (ii) the application of such funds and cash on hand as of March 31, 2002, to invest in a joint venture which will own five Properties, as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2002, has been adjusted to give effect to the transactions in (i) and (ii) above as if they had occurred on March 31, 2002.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the quarter ended March 31, 2002 and for the year ended December 31, 2001, include the historical operating results of the Properties described in (ii) above, as well as five Properties purchased by the Company prior to March 31, 2002, from the date of their acquisition plus operating results from (A) the later of (i) the date the Properties became operational by the previous owners or (ii) January 1, 2001, to (B) the earlier of (i) the date the Properties were acquired by the Company or (ii) the end of the pro forma period presented (the "Pro Forma Period").

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002

                                                                                   Pro Forma
                         ASSETS                             Historical            Adjustments                  Pro Forma
                                                           --------------          -------------              -------------

Land, buildings and equipment on operating leases, net      $ 83,016,979            $58,800,000    (b)       $ 145,829,636
                                                                                      4,012,657    (b)
Cash and cash equivalents                                     38,228,940             36,452,559    (a)          40,518,272
                                                                                     (4,556,570 )  (a)
                                                                                     23,520,000    (b)
                                                                                    (58,800,000 )  (b)
                                                                                     (2,225,887 )  (b)
                                                                                       (600,770 )  (b)
                                                                                      8,500,000    (c)
Restricted cash                                                  322,399                     --                    322,399
Receivables                                                        6,416                     --                      6,416
Loan costs, net                                                   18,852                600,770    (b)             619,622
Accrued rental income                                            227,945                     --                    227,945
Other assets                                                   3,200,459              1,640,365    (a)
                                                                                      2,225,887    (b)           3,054,054
                                                                                     (4,012,657 )  (b)
                                                          --------------          -------------              -------------
                                                            $125,021,990           $ 65,556,354               $190,578,344
                                                          ==============          =============              =============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Mortgages payable                                       $ 12,933,859           $ 23,520,000    (b)        $ 36,453,859
    Due to related parties                                     1,841,282                     --                  1,841,282
    Accounts payable and accrued expenses                         85,675                     --                     85,675
    Security deposits                                          3,204,875                     --                  3,204,875
    Rent paid in advance                                          79,248                     --                     79,248
                                                          --------------          -------------              -------------
          Total liabilities                                   18,144,939             23,520,000                 41,664,939
                                                          --------------          -------------              -------------

Minority interest                                                     --              8,500,000    (c)           8,500,000
                                                          --------------          -------------              -------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                       --                     --                         --
    Excess shares, $0.01 par value per share.
       Authorized and unissued 103,000,000 shares                     --                     --                         --
    Common stock, $0.01 par value per share.
       Authorized 100,000,000 shares; issued
       12,453,749 and outstanding 12,446,137 shares;
       issued 16,099,005 and outstanding 16,091,393
       shares, as adjusted                                       124,461                 36,453    (a)             160,914
    Capital in excess of par value                           108,423,781             36,416,106    (a)         141,923,682
                                                                                     (2,916,205 )  (a)
    Accumulated distributions in excess of net earnings       (1,671,191 )                   --                 (1,671,191 )
                                                          --------------          -------------              -------------
          Total stockholders' equity                         106,877,051             33,536,354                140,413,405
                                                          --------------          -------------              -------------
                                                            $125,021,990           $ 65,556,354               $190,578,344
                                                          ==============          =============              =============

See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          QUARTER ENDED MARCH 31, 2002

                                                                                Pro Forma
                                                        Historical             Adjustments               Pro Forma
                                                      --------------          -------------              -------------

Revenues:
    Rental income from operating leases                 $ 1,401,373              $ 2,154,315     (1)     $ 3,555,688
    FF&E Reserve income                                       9,335                   81,606     (2)          90,941
    Interest and other income                               257,053                 (257,001   ) (3)              52
                                                        ------------          ---------------           -------------
                                                          1,667,761                1,978,920               3,646,681
                                                        ------------          ---------------           -------------
Expenses:
    Interest                                                108,692                  314,771     (4)         423,463
    General operating and administrative                    246,839                       --                 246,839
    Asset management fees to related party                   65,228                  122,649     (5)         187,877
    Depreciation and amortization                           418,398                  633,209     (7)       1,051,607
                                                        ------------          ---------------           -------------
                                                            839,157                1,070,629               1,909,786
                                                        ------------          ---------------           -------------

Net earnings before minority interest                       828,604                  908,291               1,736,895

Minority interest                                                --                 (165,766   ) (8)        (165,766 )
                                                        ------------          ---------------           -------------

Net earnings                                              $ 828,604                $ 742,525             $ 1,571,129
                                                        ============          ===============           =============
Net Earnings Per Share of Common Stock
    (Basic and Diluted) (9)                               $    0.09                                      $      0.15
                                                        ============                                    =============
Weighted Average Number of Shares of Common
    Stock Outstanding (Basic and Diluted) (9)             9,682,887                                       10,212,586
                                                        ============                                    =============



See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 2001

                                                                                Pro Forma
                                                        Historical             Adjustments               Pro Forma
                                                       ------------          ---------------           -------------

Revenues:
    Rental income from operating leases                 $ 1,725,018             $ 13,142,000     (1)    $ 14,867,018
    FF&E Reserve income                                      39,199                  183,249     (2)         222,448
    Interest and other income                               135,402                 (134,844   ) (3)             558
                                                        ------------          ---------------           -------------
                                                          1,899,619               13,190,405              15,090,024
                                                        ------------          ---------------           -------------
Expenses:
    Interest                                                105,056                2,351,580     (4)       2,456,636
    General operating and administrative                    395,268                       --                 395,268
    Asset management fees to related party                   93,219                  658,286     (5)         751,505
    Reimbursement of operating expenses
       from related party                                  (145,015  )               145,015     (6)              --
    Depreciation and amortization                           535,126                3,539,144     (7)       4,074,270
                                                        ------------          ---------------           -------------
                                                            983,654                6,694,025               7,677,679
                                                        ------------          ---------------           -------------

Net earnings before minority interest                       915,965                6,496,380               7,412,345

Minority interest                                                --                 (629,779   ) (8)        (629,779 )
                                                        ------------          ---------------           -------------

Net earnings                                              $ 915,965              $ 5,866,601             $ 6,782,566
                                                        ============          ===============           =============

Net Earnings Per Share of Common Stock
    (Basic and Diluted) (9)                               $    0.38                                      $      0.74
                                                        ============                                    =============

Weighted Average Number of Shares of Common
    Stock Outstanding (Basic and Diluted) (9)             2,391,072                                        9,193,697
                                                        ============                                    =============




See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Balance Sheet:
----------------------------------------------

(a) Represents gross proceeds of $36,452,559 from the sale of 3,645,256 shares during the period April 1, 2002 through May 17, 2002, and payments of $4,556,570 for related acquisition fees of $1,640,365 (4.5% of gross proceeds) which are reflected in other assets, selling commissions of $2,733,942 (7.5% of gross proceeds) and marketing support and due diligence expense reimbursement fees of $182,263 (0.5% of gross proceeds) which have been netted against stockholders' equity.

(b) Represents the use of $38,106,657 of cash and cash equivalents and $23,520,000 of assumed borrowings under a mortgage note payable, to purchase five Properties for $58,800,000, to pay $1,058,440 of acquisition fees on permanent financing (4.5% of permanent financing) and $1,167,447 in miscellaneous acquisition costs incurred in conjunction with the purchase of the Properties and to pay loan costs of $600,770. Also represents reclassification of $1,691,693 in previously incurred miscellaneous acquisition costs and $2,320,964 in acquisition fees to land, buildings and equipment on operating leases.

                                                                                   Acquisition
                                                                                     Fees and
                                                                                  Closing Costs
                                                                                   Allocated to
                                                             Purchase Price         Investment            Total
                                                             ----------------     ---------------    ----------------

         Brighton Gardens in Camarillo, CA                      $ 18,694,698         $ 1,275,772        $ 19,970,470
         Brighton Gardens in Towson, MD                           14,452,319             986,262          15,438,581
         MapleRidge in Clayton, OH                                 8,110,569             553,485           8,664,054
         MapleRidge in Dartmouth, MA                               9,488,304             647,505          10,135,809
         MapleRidge in Elk Grove, CA                               8,054,110             549,632           8,603,742
                                                             ----------------     ---------------    ----------------

                                                                $ 58,800,000         $ 4,012,656        $ 62,812,656
                                                             ================     ===============    ================


(c) The Properties in Camarillo, California; Towson, Maryland; Clayton, Ohio; Dartmouth, Massachusetts; and Laguna Creek, California (the "Marriott Portfolio Properties") are owned through a consolidated joint venture (the "Joint Venture") in which the Company owns a 76.75 percent interest. Adjustment represents $8,500,000 of cash received from the minority partner for ownership of 23.25 percent of the Joint Venture.

Unaudited Pro Forma Consolidated Statements of Earnings:
-------------------------------------------------------

(1) Represents adjustment to rental income from the operating leases for the Properties acquired by the Company as of May 17, 2002 (collectively, the "Pro Forma Property" or "Pro Forma Properties") for the Pro Forma Period.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

         The following presents the actual date the Pro Forma Properties were acquired by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental Property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                                      Date the
                                                                                      Property
                                                                                       Became
                                                                                   Operational as
                                                                                      a Rental
                                                           Date Acquired by         Property for          Purchase
                                                             the Company             Pro Forma             Price
                                                                                      Purposes
                                                         ---------------------    -----------------    ---------------

         Broadway Plaza in Arlington, TX                 November 9, 2001         January 1, 2001          $10,578,750
         Homewood Residence in Boca Raton, FL            November 9, 2001         January 1, 2001            9,672,000
         Holley Court Terrace in Oak Park, IL            February 11, 2002        January 1, 2001           18,469,275
         Homewood Residence in Coconut Creek, FL         February 11, 2002        January 1, 2001            9,687,563
         Heritage Club in Greenwood Village, CO          March 22, 2002           January 1, 2001           17,865,375
         Brighton Gardens in Camarillo, CA a             May 16, 2002             January 1, 2001           18,694,698
         Brighton Gardens in Towson, MD a                May 16, 2002             January 1, 2001           14,452,319
         MapleRidge in Clayton, OH a                     May 17, 2002             January 1, 2001            8,110,569
         MapleRidge in Dartmouth, MA a                   May 16, 2002             January 1, 2001            9,488,304
         MapleRidge in Elk Grove, CA a                   May 16, 2002             January 1, 2001            8,054,110

         The leases provide for the payment of percentage rent in addition to base rental income; however, no percentage rent was due under the leases for the Pro Forma Properties during the period the Company was assumed to have held the Properties.

         a Properties acquired through joint venture (see Note (c) above.)

         The adjustments to rental income from operating leases for the quarter ended March 31, 2002 and the year ended December 31, 2001, include $1,354,785 and $5,937,872, respectively, relating to these Properties. If the operating cash flows of the Properties are not sufficient to fund rental payments due under the lease agreements, amounts are required to be funded by Marriott International, Inc. or its subsidiaries under the terms of a rental payment guarantee arrangement. The pro forma adjustments to rental income from operating leases for the quarter ended March 31, 2002 and the year ended December 31, 2001, include assumed funding amounts under the guarantee of $797,000 and $3,708,000, respectively, based on the actual historical operating cash flows of the Properties during the pro forma periods.

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Marriott Portfolio Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts for the Pro Forma Period. The pro forma adjustment is based on the fact that interest income from interest bearing accounts was earned at a rate of approximately two to four percent per annum by the Company during the quarter ended March 31, 2002 and the year ended December 31, 2001.


                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(4) Represents adjustment to interest expense for mortgage loans for the Pro Forma Period based on the following terms:

                                                                                     Pro Forma               Pro Forma
                                                                                     Adjustment              Adjustment
                                                                                  for the Quarter           for the Year
                                   Mortgage                                       Ended March 31,          Ended December
                                     Loan                Interest Rate                  2002                  31, 2001
                                 -------------     --------------------------    -------------------     -------------------
         Holley Court              $12,974,397     Floating   at  350  basis          $89,626                 $932,266
         Terrace in Oak                            points  over  the  30-day
         Park, IL, maturing                        LIBOR,   with   a   LIBOR
         October 2003                              floor   of    3.50.    If
                                                   30-day LIBOR falls below
                                                   2.60, interest rate will be
                                                   30-day LIBOR plus 440 basis
                                                   points. During the Pro Forma
                                                   Period, the interest rate
                                                   varied from 6.22% to 8.00%.

         Marriott Portfolio       $23,520,000      Floating at 200 basis              $225,145               $1,419,314
         Properties,                               points over the rate of
         maturing May 2006                         commercial paper graded
                                                   A1 by Standard & Poors or F1
                                                   by Fitch IBCA. During the Pro
                                                   Forma Period, the interest
                                                   rate varied from 3.19% to
                                                   6.44%.

         If the interest rates on variable rate loans would have increased by 0.125% during the Pro Forma Period, interest expense would have increased by $9,231 and $41,042 for the quarter ended March 31, 2002 and the year ended December 31, 2001, respectively.

(5) Represents increase in asset management fees relating to the Pro Forma Properties for the Pro Forma Period. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value as defined in the Company's prospectus.

(6) Pursuant to the advisory agreement, CNL Retirement Corp. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap.") During the Expense Year ended June 30, 2001, the Company's operating expenses exceeded the Expense Cap by $145,015.

         As a result of the Pro Forma Properties being treated in the Pro Forma Consolidated Statement of Earnings as operational for the Pro Forma Period, the Expense Cap increased based on two percent of average invested assets; therefore, the amount of the reimbursement of operating expenses from related party was adjusted for the year ended December 31, 2001.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(7) Represents increase in depreciation expense of the buildings and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method of $602,510 and $3,413,115 for the quarter ended March 31, 2002 and the year ended December 31, 2001, respectively. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively. Also represents amortization of the loan costs of $30,699 and $126,029 for the quarter ended March 31, 2002 and the year ended December 31, 2001, respectively, on related mortgage loans, amortized during the Pro Forma Period under the straight-line method (which approximates the effective interest method) over the life of the loan.

         The following presents the amount of land, building and FF&E for each of the Pro Forma Properties:

                                                               Land              Building            FF&E
                                                          ----------------    ---------------    --------------

         Broadway Plaza in Arlington, TX                     $  1,343,538        $ 9,174,538         $  602,226
         Homewood Residence in Boca Raton, FL                   1,143,571          8,501,806            554,537
         Holley Court Terrace in Oak Park, IL                   2,126,678         16,781,522            442,830
         Homewood Residence in Coconut Creek, FL                1,668,988          7,916,031            554,639
         Heritage Club in Greenwood Village, CO                 1,798,124         15,942,119            934,375
         Brighton Gardens in Camarillo, CA                      1,911,174         17,568,023            491,273
         Brighton Gardens in Towson, MD                         1,477,472         13,581,320            379,789
         MapleRidge in Clayton, OH                                829,150          7,621,768            213,136
         MapleRidge in Dartmouth, MA                              969,997          8,916,471            249,341
         MapleRidge in Elk Grove, CA                              823,378          7,568,712            211,652

(8) Represents adjustment for the interest of the joint venture, a consolidated subsidiary in which the Company owns a 76.75% interest, for the Pro Forma Period.

                                                                                                  For the Year
                                                                   For the Quarter Ended              Ended
                                                                      March 31, 2002            December 31, 2001
                                                                   ----------------------     ----------------------
                 Revenues:
                     Rental income from operating leases                      $ 1,354,785                $ 5,937,872
                     FF&E Reserve income                                           81,606                    183,249

                 Expenses:
                     Interest                                                    (225,145 )               (1,419,314 )
                     Asset management fees to related parties                     (67,694 )                 (270,774 )
                     Depreciation and amortization                               (430,576 )               (1,722,303 )
                                                                   ----------------------     ----------------------

                 Net earnings of Joint Venture                                    712,976                  2,708,730
                 Minority interest ownership percentage                             23.25 %                    23.25 %
                                                                   ----------------------     ----------------------

                 Minority interest                                             $  165,766                 $  629,779
                                                                   ======================     ======================

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(9) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the quarter ended March 31, 2002 and the year ended December 31, 2001. As a result of receipt of gross proceeds from the sale of shares during the period April 1, 2002 through May 17, 2002, as described in Note (a) above, which were available to acquire the Pro Forma Properties described in Note (b) above, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted for the subsequent sale of shares, during the quarter ended March 31, 2002 and the year ended December 31, 2001.

                      INDEX TO OTHER FINANCIAL INFORMATION


The following summarized financial information is filed as part of this report as a result of Marriott International, Inc. ("Marriott") guaranteeing lease payments for the tenant relating to six Properties owned, directly or indirectly, by the Company as of May 17, 2002. The summarized financial information presented for Marriott as of December 28, 2001 and December 29, 2000, and for each of the years ended December 28, 2001, December 29, 2000 and December 31, 1999, was obtained from the Form 10-K filed by Marriott with the Securities and Exchange Commission for the year ended December 28, 2001. The summarized financial information presented for Marriott as of March 22, 2002, was obtained from the Form 10-Q filed by Marriott for the twelve-week period ended March 22, 2002.

                                                                            Page
                                                                            ----
Marriott International, Inc. and Subsidiaries:

    Selected Financial Data for the twelve-week period
        ended March 22, 2002, and the years ended December 28, 2001,
        December 29, 2000 and December 31, 1999                              23

                           Other Financial Information

                  Marriott International, Inc. and Subsidiaries
                             Selected Financial Data
                      (in Millions, except per share data)



Condensed Consolidated Balance Sheet Data:

                                                             March 22,              December 28,           December 29,
                                                               2002                    2001                    2000
                                                             ----------             ----------              ----------

Current assets                                                $1,510                  $2,130                  $1,645
Noncurrent assets                                              7,043                   6,977                   6,592
Current liabilities                                            1,687                   1,802                   1,917
Noncurrent liabilities                                         3,218                   3,827                   3,053
Stockholders' equity                                           3,648                   3,478                   3,267



Consolidated Statements of Income Data:


                                               Twelve Weeks           Fiscal Year          Fiscal Year          Fiscal Year
                                                   Ended                 Ended,               Ended                Ended
                                                 March 22,            December 28,        December 29,          December 31,
                                                   2002                   2001                2000                  1999
                                             ------------------     -----------------    ----------------      ---------------

Gross revenues                                       $2,383              $10,198             $10,135              $8,771

Costs and expenses (including
   income tax expense)                                2,301                9,962               9,656               8,371
                                                 -----------           ----------         -----------           ---------

Net income                                             $ 82                $ 236               $ 479               $ 400
                                                 ===========           ==========         ===========           =========

Basic earnings per share                              $0.34               $ 0.97              $ 1.99               $1.62
                                                 ===========           ==========         ===========           =========

Diluted earnings per share                            $0.32               $ 0.92              $ 1.89               $1.51
                                                 ===========           ==========         ===========           =========


Consolidated Statements of Cash Flows Data:

                                                     Twelve           Fiscal Year          Fiscal Year            Fiscal Year
                                                   Weeks Ended           Ended                Ended             Ended December
                                                    March 22,         December 28,         December 29,               31,
                                                      2002                2001                 2000                  1999
                                                 ----------------    ---------------      ---------------       ----------------

Cash provided by (used in)
    operating activities                                 $55               $400                  $850                  $711
                                                     =======             ======                ======                ======

Cash provided by (used in)
    investing activities                                  50              9,962                 9,656                 8,371
                                                     =======             ======                ======                ======

Cash provided by (used in)
    financing activities                              $(632)               $236                  $479                  $400
                                                     =======             ======                ======                ======
